                                      FOR:  Jarden Corporation

                                  CONTACT:  Martin E. Franklin
                                            Chairman and
                                            Chief Executive Officer
                                            Jarden Corporation
                                            914-967-9400

                                            Investor Relations:
                                            Cara O'Brien/Melissa Myron
                                            Press: Evan Goetz/Jennifer McCullam
                                            Financial Dynamics
                                            212-850-5600
FOR IMMEDIATE RELEASE

                 JARDEN CORPORATION COMPLETES LEHIGH ACQUISITION

RYE, NEW YORK - SEPTEMBER 2, 2003 - JARDEN CORPORATION (NYSE: JAH) today announced it has completed the acquisition of Lehigh Consumer Products Corporation ("Lehigh"), previously announced on August 18, 2003, for approximately $155 million in cash. The transaction was financed through borrowings under the Company's amended and restated credit facility.

Lehigh is the largest supplier of rope, cord and twine for the U.S. consumer marketplace and is a leader in innovative storage and organization products for the home and garage as well as products in the security door and fencing market.

The addition of Lehigh expands the Company's presence in the home improvement and do-it-yourself markets and provides significant potential cross-selling opportunities with Jarden's established retail customer base. Lehigh continues the Company's strategy to grow and diversify its portfolio of niche consumer products used in and around the home.

Martin E. Franklin, Chairman and Chief Executive Officer, said, "The acquisition of Lehigh marks a significant step in our strategy to selectively but aggressively expand our product and customer base. We intend to provide the resources to maximize the growth potential of Lehigh, while maintaining its historically strong profitability. We remain confident that the transaction will be accretive to earnings during fiscal 2003 and beyond."

Jarden Corporation is a leading provider of niche consumer products used in and around the home under well-known brand names including Ball(R), Bernardin(R), Crawford(R), Diamond(R), FoodSaver(R), Forster(R), Kerr(R), Lehigh(R) and Leslie-Locke(R). In North America, Jarden is the market leader in several consumer categories, including home canning, home vacuum packaging, kitchen matches, branded retail plastic cutlery, toothpicks, and rope, cord and twine. Jarden also manufactures zinc strip and a wide array of plastic products for third party consumer product and medical companies, as well as its own businesses.

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's periodic and other reports filed with the Securities and Exchange Commission.

                                       ###